Exhibit 99.1

Avatech Solutions Appoints George M. Davis

Executive Vice Chairman

BALTIMORE, MARYLAND – December 18, 2006 – Avatech Solutions, Inc. (OTCBB: AVSO.OB), the nationwide technology experts for design, engineering, and facilities management, today announced the appointment of George M. Davis as Executive Vice Chairman. Mr. Davis, committing the majority of his time, will lead the company’s corporate and strategic development efforts and report directly to the Board of Directors.

Avatech Chairman W. James Hindman commented, “Since joining our Board earlier this year, George has proven an essential and highly experienced resource for Avatech. Through his expanded responsibilities, he will now lead the evolution of a new phase at our company. Working arm in arm with our executive management team and Board of Directors, George will implement the new strategic direction we have set for Avatech, enabling us to take advantage of the compelling growth opportunities in our industry and fulfill our goal of transitioning Avatech to a diversified services and solutions provider.”

Mr. Davis noted, “Over the past six months, I have been increasingly impressed with the many opportunities that await Avatech, particularly as more and more small- and medium-sized businesses seek help in converting to advanced computer-aided design solutions. Strategic development and service growth are key goals for Avatech, and I look forward to helping the Board and management realize the company’s full potential.”

Mr. Davis co-founded Aether Systems, a wireless data software and services company, in 1996. Serving as its President and Vice Chairman until 2003, he helped build the venture into a $100 million company, leading its public offering in 1999 and several secondary offerings in 2000. From 1980 to 1996, he worked for Westinghouse Electric Corporation, now a division of Northrop Grumman, with increasing levels of responsibility in program management, including P&L accountability for major defense contracts involving the design, manufacture and support of integrated military avionics.

Mr. Davis is an Investing Partner in Demesys, LLC, an electronic medical records software and services company. He is also an Investing Partner in Coastal Ventures, LLC, a partnership focused on the restaurant and entertainment industry. Mr. Davis serves on the board of Defywire, a wireless software and services company, and is a trustee of Bethany College in West Virginia, where he received a BS in Economics in 1978.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB:AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management, and process optimization for the manufacturing, engineering, building design, and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2006 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov.

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Company Contact Jean Schaeffer	Investor Relations Contact Harriet Fried / Jody Burfening
Avatech Solutions, Inc.	Lippert/Heilshorn & Associates
Phone +1 (410) 581-8080 Fax +1 (410) 753-1591	Phone +1 (212) 838-3777 Fax +1 (212) 838-4568
jean.schaeffer@avatech.com	hfried@lhai.com